Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 of Austin Gold Corp. (the “Company”) (File Nos. 333-268079 and 333-273046) and the Company’s registration statement on Form F-3 (File No. 333-272626) (together, the “Registration Statements”) of our report dated February 25, 2025, with respect to the consolidated financial statements of the Company and its subsidiary as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022 included in this Annual Report on Form 20-F of the Company for the fiscal year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission.

/s/ Manning Elliott LLP

CHARTERED PROFESSIONAL ACCOUNTANTS
Vancouver, British Columbia, Canada
March 27, 2025